Exhibit (21) List of Subsidiaries of the Registrant


                                      State of
Company                             Incorporation
----------------                    -------------
SIS Capital Corp.                   Delaware


There are no other subsidiaries with significant operations or liabilities. However, one subsidiary (also no longer active) is involved in litigation as discussed in Part I, Item 3. "Legal Proceedings."


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